Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:
1.Registration Statement (Form S-3 No. 333-246087) of Lear Corporation;
2.Registration Statement (Form S-8 No. 333-232856) pertaining to the 2019 Long-Term Stock Incentive Plan of Lear Corporation;
3.Registration Statement (Form S-8 No. 333-230922) pertaining to the Lear Corporation 2019 Inducement Grant Plan; and
4.Registration Statement (Form S-8 No. 333-163009) pertaining to the 2009 Long-Term Stock Incentive Plan of Lear Corporation

of our reports dated February 9, 2023, with respect to the consolidated financial statements and schedule of Lear Corporation and the effectiveness of internal control over financial reporting of Lear Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2022.

/s/ Ernst & Young LLP

Detroit, Michigan
February 9, 2023